Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated October 14, 2016, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of IDT Corporation on Form 10-K for the year ended July 31, 2016. We hereby consent to the incorporation by reference of said reports in the Registration Statements of IDT Corporation on Forms S-3 (File No. 333-53719, File No. 333-61565, File No. 333-71991, File No. 333-77395, File No. 333-80133, File No. 333-86261, File No. 333-104286, File No. 333-115403, and File No. 333-119190) and Forms S-8 (File No. 333-73167, File No. 333-100424, File No. 333-105865, File No. 333-116266, File No. 333-130287, File No. 333-130288, File No. 333-130562, File No. 333-146718, File No. 333-154257, File No. 333-177247, File No. 333-199299 and File No. 333-208447).

/s/ Grant Thornton LLP
New York, New York
October 14, 2016